EX-34.2
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       moran


Plante & Moran, PLLC
10 South Riverside Plaza
9th Floor
Chicago, IL 60606
Tel: 312.207.1040
Fax: 312.207.1066
plantemoran.com


Report of Independent Registered Public Accounting Firm

To the Board of Directors
National Tax Search, LLC

We have examined National Tax Search's compliance with Securities and Exchange Commission's Regulation AB Servicing Criteria, set forth in Item 1122(d) of the Security and Exchange Commission's Regulation AB for the National Tax Search TaxQ system (the "Platform") as of and for the year ended December 31, 2013. The Company has determined that only certain servicing criteria, 1122(d)(1)(ii), 1122(d)1(iv), 1122(d)2(ii), 1122(d)2(v), 1122(d)2(vi), 1122(d)2(vii),
1122(d)(4)(xi), and 1122(d)(4)(xii), are applicable to the activities performed by it with respect to the Platform covered by this report. The Company has determined that the remaining servicing criteria set forth in Item 1122(d) of the SEC Regulation AB are not applicable to the activities performed by it with respect to the Platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included a selection of a sample of transactions and compliance activities related to the Platform during the examination period and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material noncompliance with servicing criteria 1122(d)2(vii) as applicable to National Tax Search as of and for the year ended December 31, 2013. The noncompliance resulted from custodial account reconciliations not being prepared within 30 calendar days after the bank statement cut-off date and the existence of unresolved reconciling items outstanding more than 90 calendar days.

In our opinion, except for the material noncompliance described above, National Tax Search complied with the aforementioned servicing criteria as of and for the year ended December 31, 2013.


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Board of Directors
National Tax Search, LLC

We do not express an opinion or any form of assurance on Material Instances of Noncompliance by the Company included in Schedule A of management's Assessment of Compliance with the Applicable Servicing Criteria.


/s/ Plante & Moran, PLLC


Chicago, IL
February 10, 2014


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